SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    August 29, 2003

Commission File Number    1-8858

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	02-0381573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

Item 5.    Other Events

On August 29, 2003, Unitil Corporation (“Unitil” or the “Company”) filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the proposed issuance of shares of Unitil common stock. The registration statement has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

In its registration statement on Form S-3, Unitil disclosed that its wholly owned subsidiary, Fitchburg Gas and Electric Light Company (“FG&E”), proposes to issue unsecured promissory notes in a private placement. Neither the proposed note issuance nor the Unitil common stock offering is contingent or dependent upon the other. The disclosure in the registration statement on Form S-3 is as follows:

“We currently plan for FG&E to issue and sell $10 million aggregate principal amount of long-term unsecured indebtedness in the near future, the proceeds of which we expect to use to repay short-term indebtedness of FG&E. FG&E has received a non-binding commitment from a major insurance company to purchase $10 million of FG&E’s long-term notes with a term of 22 years at a coupon rate of 6.79%, subject to negotiation and execution by the parties of a purchase agreement and the receipt of regulatory approvals. We expect to close this transaction on or about October 15, 2003. We cannot assure you, however, that FG&E will be able to consummate its debt issuance as planned or at all. The notes will not be, and have not been, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.”

Item 7.    Financial Statements and Exhibits

Financial Statements

None

Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITIL CORPORATION

(Registrant)

Date: August 28, 2003	/S/ MARK H. COLLIN

Mark H. Collin Chief Financial Officer